Exhibit 99.1

News Release

For Immediate Release	Contacts: Ann Storberg, Investor Relations (517) 324-6629
AMERICAN PHYSICIANS CAPITAL, INC. RESPONDS TO SCPIE HOLDINGS
PRESS RELEASE
     EAST LANSING, Mich. (Feb. 27, 2008) American Physicians Capital, Inc. (NASDAQ: ACAP) responds to statements made by SCPIE Holdings Inc. in a press release issued earlier today.
     On February 27, 2008, Mitchell S. Karlan MD, Chairman of the SCPIE Holdings Board of Directors, issued a press release concerning the proxy fight between SCPIE Holdings and investor Joseph Stillwell and the proposed purchase of SCPIE Holdings by The Doctors Company. We believe many statements made by Dr. Karlan in that press release concerning our Company are factually untrue and/or misleading. We are very disappointed to read these inaccuracies and believe we must set the record straight for the benefit of our stockholders. We will not respond to every point made in Dr. Karlan’s letter, only the major points.
1) Our Bid for SCPIE : Through various SEC filings, SCPIE has disclosed that ACAP made an offer to merge with SCPIE and that at the time the SCPIE Board accepted The Doctors Company $28 cash offer, we had an identical $28 stock offer with a potential upside. Dr. Karlan states that our bid just as easily could have been valued at well less than $28 per share at the time of the closing of the transaction. We disagree. We believe, based on our stock price trading history, that the chances of our bid being valued less than $28 per share were remote and that it was far more likely that it would have been worth more than $28 per share. Indeed, based on our current “spot price”, the value of the bid we made exceeds $28 per share.
2) Stock vs. Cash : Dr. Karlan states that the issuance of new shares to purchase SCPIE would have made “ACAP’s shares worth less and less.” We believe that the stock transaction we had proposed would have been accretive to our shareholders and would have increased the value of our stock. We have no intention of doing stock transactions that are dilutive to our shareholders.
3) Continuity of Service : Dr. Karlan states that The Doctors Company has made its commitment clear that all agreements including premium rates, coverage terms, limits of liability and retirement “tail” vesting will be honored, implying that ACAP would not have honored SCPIE’s contractual obligations. This is not true. ACAP would have been legally obligated to honor all terms and conditions of SCPIE’s contracts. Our reputation for integrity and honoring our commitments is central to what ACAP is all about.
4) Loss of California Business : Dr. Karlan believes that a merger with ACAP would have resulted in a considerable loss of business due to the fact that we are an out-of-state insurer

1301 North Hagadorn Road t P.O. Box 1471 t East Lansing, MI 48826-1471 t 517) 351-1150 t 1-800-748-0465

with a “less than stellar” A.M. Best rating. Our A.M. Best rating is in the “secure” range and higher than SCPIE’s. We believe that regardless of who purchases SCPIE, California doctors will continue to renew their coverage, provided they receive excellent service at a fair price.
     Despite many disagreements with Dr. Karlan’s letter, we seem to agree on one point. Dr. Karlan stated that “Maybe the bottom line is the fact that Stilwell has millions invested in the Michigan company, stands to gain more for his investment in that company than he does in SCPIE, and therefore would rather boost the value of ACAP with our successful franchise.” We agree with Dr. Karlan that a SCPIE/ACAP merger would have boosted the value of ACAP stock. Since new management took over on January 1, 2004, ACAP’s stock has increased by approximately 270%, an average annual increase of approximately 37%, we have begun issuing cash dividends to our shareholders and we have far outperformed the market indices.
     This release is not intended to solicit proxies, express any view on the contested proxy solicitation by SCPIE Holdings Inc. and Joseph Stilwell or to influence any shareholder’s decision on whether or how to vote his or her shares at the March 2008 meeting of SCPIE Holdings Inc.’s stockholders. SCPIE Holdings Inc. and Joseph Stilwell have filed definitive proxy materials with the Securities and Exchange Commission, available at www.sec.gov., and holders of SCPIE Holdings Inc. stock entitled to vote at that meeting are urged to read those materials carefully.
     American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com.
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